Exhibit 23.3

TOWERS WATSON	Colin Singer Consulting Actuary Watson House London Road Reigate Surrey RH2 9PQ UK	T +44 1737 241144 D +44 1737 274192 F +44 1737 241496 colinsinger@towerswatson.com
The Board of Directors
HSBC Holdings plc
I, C G Singer, consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme in the 2010 Annual Report on Form 20-F of HSBC Holdings plc and inclusion of references to us under the heading “Experts” in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859, 333-155338, 333-158054, 333-158065, 333-162565 and 333-170525).
24 January 2011

/s/ C G Singer
Name and signature